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                            ARTICLE OF INCORPORATION
                                       OF
                              FPA NEW INCOME, INC.

                                    ARTICLE I

                  THE UNDERSIGNED, Sherry Sasaki, whose address is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.


                                   ARTICLE II

                  The name of the corporation (which is hereinafter called the "Corporation) is: FPA NEW INCOME, INC.

                                   ARTICLE III

                           (a)      The purposes for which the Corporation is
formed and the business and objects to be carried on and promoted by it are:

                                    (1)     To engage generally in the business
of investing, reinvesting, owning, holding or trading in securities, as defined in the Investment Company Act of 1940, as from time to time amended (hereinafter referred to as the "Investment Company Act"), as an investment company classified under the Investment Company Act as a management company.

                                    (2)     To engage in any one or more
businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this article or to any other business at the time or theretofore engaged in by the Corporation.

                           (b) The foregoing enumerated purposes and objects
shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

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                                   ARTICLE IV

                  The present address of the principal office of the Corporation in this State is c/o CT Corporation Systems, 32 South Street, Baltimore, Maryland 21202.


                                    ARTICLE V

                  The name and address of the resident agent of the Corporation in this State are Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.


                                   ARTICLE VI

                           (a)      The total number of shares of stock of all
classes and series which the Corporation initially has authority to issue is One Hundred Million (100,000,000) shares of the par value of one cent ($0.01) per share, amounting in aggregate par value to $1,000,000. All such shares are designated common stock.

                           (b)      Unless otherwise prohibited by law, so long
as the Corporation is registered as an open-end company under the Investment Company Act, the Board of Directors shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the number of shares of common stock that the Corporation has authority to issue.

                           (c)      The following is a description of the
preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of common stock of the Corporation:

                                    (1)     DIVIDENDS AND DISTRIBUTIONS.
Dividends and capital gains distributions on the shares may be paid with such frequency, in such form and in such amount as the Board of Directors may determine by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities. All dividends and distributions on the shares shall be distributed pro rata to the holders in proportion to the number of shares held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure, the Board of Directors may determine that no dividend or distribution shall be payable on shares as to which the stockholder's purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedures.

                                            Dividends and distributions may be
paid in cash, property or additional shares, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time for the election by stockholders of the form in which dividends or distributions are to be paid. Any such dividend or distribution paid in shares shall be paid at the current net asset value thereof.


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                                    (2)     VOTING.  On each matter submitted
to a vote of the stockholders, each holder of shares shall be entitled to one vote for each share standing in his name on the books of the Corporation.

                                    (3)     REDEMPTION BY STOCKHOLDERS.  Each
holder of shares have the right at such times as may be permitted by the Corporation to require the Corporation to redeem all or any part of his shares, at a redemption price per share equal to the net asset value per share next determined after the shares are properly tendered for redemption, less such redemption fee or sales charge, if any, as may be established from time to time by the Board of Directors in its sole discretion. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Corporation may, to the extent and in the manner permitted by the Investment Company Act, make payment wholly or partly in securities or other assets at the value of such securities or assets used in such determination of net asset value.

                                            Notwithstanding the foregoing, the
Corporation may postpone payment of the redemption price and may suspend the right of the holders of shares to require the Corporation to redeem shares during any period or at any time when and to the extent permissible under the Investment Company Act.

                                    (4)     REDEMPTION BY THE CORPORATION.  The
Board of Directors may cause the Corporation to redeem at net asset value the shares held in an account having, because of redemptions or exchanges, a net asset value on the date of the notice of redemption less than the minimum initial investment specified by the Board of Directors from time to time in its sole discretion, provided that at least 60 days prior written notice of the proposed redemption has been given to the holder of any such account by mail, postage prepaid, at the address contained in the books and records of the Corporation and such holder has been given an opportunity to purchase the required value of additional shares.

                                    (5)     NET ASSET VALUE PER SHARE.  The net
asset value per share shall be the quotient obtained by dividing the value of the net assets of the Corporation (being the value of the assets less the liabilities) by the total number of shares outstanding, all as determined by or under the direction of the Board of Directors in accordance with generally accepted accounting principles and the Investment Company Act. Subject to the applicable provisions of the Investment Company Act, the Board of Directors, in its sole discretion, may prescribe and shall set forth in the By-Laws of the Corporation or in a duly adopted resolution of the Board of Directors such bases and times for determining the value of the assets belonging to, and the net asset value per share of outstanding shares, or the net income attributable to such shares, as the Board of Directors deems necessary or desirable. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland General Corporation Law and the Investment Company Act, to determine which items shall be treated as income and which items as capital and whether any item of expense shall be charged to income or capital. Each such determination and allocation shall be conclusive and binding for all purposes.


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                           (d)      The Corporation may issue and sell fractions
of shares of common stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and whenever the words "share" or "shares" are used in the charter or By-Laws of the Corporation, they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.

                           (e)      The Corporation shall not be obligated to
issue certificates representing shares of any class or series of capital stock. At the time of issue or transfer of shares without certificates, the Corporation shall provide the stockholder with such information as may be required under the Maryland General Corporation Law.


                                   ARTICLE VII

                  The number of directors of the Corporation shall be five, which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who will serve until the first annual meeting and until their successors are elected and qualify are as follows:

                               Donald E. Cantlay
                               Lawrence P. McNeil
                               DeWayne W. Moore
                               Lawrence J. Sheehan
                               Kenneth L. Trefftzs


                                  ARTICLE VIII

                           (a)      The following provisions are hereby adopted
for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

                                    (1)     The Board of Directors is hereby
empowered to authorize the issuance from time to time of shares of its stock for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

                                    (2)     No holder of any stock or any other
securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                                    (3)     The Board of Directors of the
Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to determine that retained earnings or


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surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws of the Corporation, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

                                    (4)     Notwithstanding any provision of
law requiring the authorization of any action by a greater proportion than a majority of the total number of shares, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon, except as otherwise provided in the charter of the Corporation.

                                    (5)     The Corporation shall indemnify
(i) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law, and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the By-Laws of the Corporation and as permitted by law. Nothing contained herein shall be construed to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                    (6) The Corporation reserves the right from
time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise.

                           (b)      The enumeration and definition of particular
powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.


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                                   ARTICLE IX

                  The duration of the Corporation shall be perpetual.

                  IN WITNESS WHEREOF, the undersigned incorporator of FPA NEW INCOME, INC. hereby executes the foregoing Articles of Incorporation and acknowledges the same to be her act.

                  Dated the 7th day of February, 1994.



                                       /s/ Sherry Sasaki
                                      ----------------------------------------
                                       Sherry Sasaki


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